For more information contact:              George Smith 501-905-8117
                                             Vice President - Media Services
                                             george.s.smith @alltel.com

                                             Kerry Brooks 501-905-8991
                                             Vice President - Investor Relations
                                             kerry.brooks@alltel.com

  Release date:                              June 30, 2000

           ALLTEL completes wireless exchange with Bell Atlantic, GTE Agreement makes ALLTEL the nation's fifth-largest wireless Carrier

     LITTLE ROCK, Ark. - ALLTEL today completed the final phase of a wireless property exchange with Bell Atlantic and GTE, making ALLTEL the nation's fifth-largest wireless carrier with almost 6 million wireless customers.

     Today, ALLTEL began operating the former GTE wireless markets in Cleveland and Tampa and other markets in Ohio, Florida and Alabama. ALLTEL already is operating markets in Arizona, New Mexico and West Texas that it obtained from Bell Atlantic.

     The property exchange involved wireless interests in 13 states and was announced by ALLTEL, Bell Atlantic and GTE on Feb. 1. After a brief transition, the Ohio, Florida and Alabama markets will begin operating under the ALLTEL brand name.

     "The completion of this property exchange is a landmark event for ALLTEL," said Joe T. Ford, ALLTEL chairman and chief executive officer. "The completion of these transactions with Bell Atlantic and GTE increases ALLTEL's customer base by 15 percent and creates the nation's largest standardized digital wireless network."

     In addition to Cleveland and Tampa, ALLTEL also began operating the former GTE wireless markets in Canton and Akron, Ohio; Lakeland, Naples, Fort Myers, Pensacola, Sarasota and Bradenton, Fla.; and Mobile, Ala.

     ALLTEL operates five regional markets, each with an average of more than 1 million customers. ALLTEL has publicly stated the company plans to aggressively pursue the $7 billion of addressable communications spending in those markets.



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     "ALLTEL is now able to compete for every local customer with competitive national pricing," Ford said. "With the completion of these transactions, a nationwide roaming agreement becomes effective. This roaming contract allows ALLTEL access to an unprecedented nationwide wireless network that offers an on-network cost structure for off-network calls."

     Under terms of the Feb. 1 agreement, Bell Atlantic and GTE transferred wireless interests in Alabama, Arizona, Florida, Ohio, New Mexico,
  South Carolina and Texas involving about 14 million POPs, or population served, and more than 1.5 million customers.

     ALLTEL transferred interests in Illinois, Indiana, Iowa, Nevada, New York and Pennsylvania. ALLTEL is transferring operations covering about 6.3 million POPs and more than 700,000 customers.

     As a result of the swaps, ALLTEL has a total of 46 million POPs and almost 6 million wireless customers.

     In its regional markets, ALLTEL already is offering nationwide calling plans called Total Freedom. The Total Freedom rate plans will be available in the newly-acquired Ohio, Florida and Alabama markets.

     Total Freedom allows customers to use digital wireless phones anywhere and at any time for one flat rate without roaming or long-distance charges.

     The national wireless plans begin at $40 per month for 200 minutes and range up to $150 for 1,500 minutes.

     "Total Freedom sends a strong signal that ALLTEL will give its customers the most competitive rates available in the wireless industry," said
  Kevin Beebe, ALLTEL's communications group president.

     ALLTEL had previously announced that George Page is president of the Northern Region based in Cleveland, and Dan Thompson is president of the Southeast Region based in Tampa.

     ALLTEL, with more than 9 million communications customers, $6.5 billion in annual revenues and 25,000 employees, is a leader in the communications and information services industries. ALLTEL has communication customers in 23 states and provides information services to telecommunications, financial and mortgage clients in 55 countries and territories.

  *ALLTEL, NYSE:  AT
  www.alltel.com


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